UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Seagate Technology public limited company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Email communication sent to all Seagate Employees on March 8, 2021

Update: Shareholder Meetings on April 14 for New Parent Company

This is an update to the Special Report dated February 9, 2021, regarding a proposed corporate reorganization of the Seagate group of companies. As advised at that time, this transaction will result in a new Irish company, Seagate Technology Holdings plc (“Holdings”), serving as the publicly traded parent company of the Seagate group and create distributable reserves in Holdings. The creation of additional distributable reserves will allow us to maintain our ability to make future distributions to our shareholders, including dividend payments and share redemptions and repurchases. The transaction will not affect the terms of employment of any employees of the Seagate group. Holdings will assume and adopt Seagate’s existing rights and obligations in connection with awards granted under Seagate’s equity incentive plans and other similar employee awards.

On March 3, 2021, Seagate filed the definitive Proxy Statement (“Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”). Copies of the Proxy Statement are being delivered to shareholders by mail or, in certain cases, electronically. Interested employees can also access the document on the SEC’s website here.

As stated in the Proxy Statement, two special shareholder meetings will be held on April 14, 2021, to obtain the shareholder approvals we need for this transaction. The first shareholder meeting on April 14 was convened by the Irish High Court (the “Court Meeting”) and will take place at 5:00 p.m. Irish time (12:00 p.m. Eastern Time). A separate extraordinary general meeting of shareholders convened by Seagate (the “EGM”) will be held on the same date at 5:30 p.m. Irish time (12:30 p.m. Eastern Time).

As required by Irish law, the EGM is a separate meeting from the Court Meeting, and shareholders will be provided with two forms of proxy, one for the Court Meeting and one for the EGM. We encourage all shareholders to complete and return each of these forms of proxy in the manner set out in the Proxy Statement as soon as possible so that your votes are counted. The Seagate Board of Directors recommends that shareholders vote “For” each of the matters before the Court Meeting and the EGM.